Exhibit 2.1

MERGER AGREEMENT AND PLAN OF REORGANIZATION

among

1285896 B.C. LTD.

-AND-

URBAN MINING INTERNATIONAL INC.

-AND-

URBAN MINING MERGER SUB, INC.

August 18, 2021

TABLE OF CONTENTS

ARTICLE 1 DEFINITIONS		1

1.1	Definitions	1

ARTICLE 2 TRANSACTION		7

2.1	Agreement to Merge.	7
2.2	Merger Events.	7
2.3	Share Certificates.	8
2.4	Resulting Issuer.	9
2.5	Merged Corporation.	9
2.6	Fractional Shares.	10
2.7	Dissenting Shares	10
2.8	Effect of Merger.	11
2.9	Filing of Certificate of Merger.	11
2.10	Issuance of Mergeco Common Shares.	11
2.11	Acknowledgement of Resale Restrictions	11
2.12	U.S. Tax Treatment.	12
2.13	Accredited Investor Status of U.S. Holders.	13

ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF PURCHASER		13

3.1	Representations and Warranties of Purchaser.	13

ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF THE COMPANY		16

4.1	Representations and Warranties of the Company.	16

ARTICLE 5 SURVIVAL OF REPRESENTATIONS AND WARRANTIES		21

5.1	Survival of Representations and Warranties.	21

ARTICLE 6 COVENANTS OF THE COMPANY		21

6.1	Necessary Consents.	21
6.2	Ordinary Course.	21
6.3	Restrictive Covenants.	21
6.4	All Other Action.	22
6.5	Securities Law Matters.	22

ARTICLE 7 COVENANTS OF PURCHASER		22

7.1	Necessary Consents.	22
7.2	Ordinary Course.	22
7.3	Non-Solicitation.	23
7.4	Restrictive Covenants.	23
7.5	All Other Action.	24
7.6	Subco.	24

ARTICLE 8 POST-CLOSING COVENANTS		24

8.1	Prospectus and Filing Statement	24

ARTICLE 9 CONDITIONS PRECEDENT		26

9.1	Conditions for the Benefit of Purchaser.	26
9.2	Conditions for the Benefit of the Company.	27

i

ARTICLE 10 CLOSING		28

10.1	Time of Closing.	28
10.2	Company Closing Documents.	28
10.3	Purchaser’s Closing Documents.	29

ARTICLE 11 TERMINATION		29

11.1	Termination.	29
11.2	Effect of Termination.	30

ARTICLE 12 GENERAL		30

12.1	Confidential Information.	30
12.2	Counterparts.	30
12.3	Severability.	30
12.4	Applicable Law.	30
12.5	Knowledge.	31
12.6	Successors and Assigns.	31
12.7	Interpretation.	31
12.8	Expenses.	31
12.9	Further Assurances.	31
12.10	Entire Agreement.	31
12.11	Notices.	32
12.12	Waiver.	33
12.13	Amendments.	33
12.14	Remedies Cumulative.	33
12.15	Currency.	33
12.16	Number and Gender.	33
12.17	Time of Essence.	33

ii

MERGER AGREEMENT AND PLAN OF REORGANIZATION

This Agreement is entered into on August 18, 2021 by and between 1285896 B.C. Ltd. (the “Purchaser”), a company incorporated pursuant to the Business Corporations Act (British Columbia), Urban Mining International Inc. (the “Company”), a Delaware corporation, and Urban Mining Merger Sub, Inc., a Delaware corporation (“Subco”).

The Parties (as defined herein) intend that,: (i) for U.S. federal income tax purposes, the Merger (as defined herein) will qualify as a “reorganization” within the meaning of Section 368(a) of the Code (as defined herein), that); (ii) each of Purchaser, Subco and the Company are “parties to a reorganization” within the meaning of Section 368(b) of the Code, that; and (iii) this Agreement shall constitute a “plan of reorganization” within the meaning of Treasury Regulation (as defined herein) Section 1.368-2(g) as provided in Section 2.12.

Now, therefore, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties and covenants herein contained, the Parties agree as follows:

ARTICLE 1

DEFINITIONS

1.1 Definitions

In this Agreement (including the preamble, recitals and each Schedule hereto), the following terms have the meanings ascribed thereto as follows:

“Accredited Investor” means an accredited investor as defined in Rule 501(a) under the U.S. Securities Act.

“Acquisition” means the reverse takeover of the Purchaser by the Company effected through the Merger.

“Affiliate” has the meaning ascribed thereto in the BCBCA.

“Agreement” means this Agreement and any instrument supplemental or ancillary hereto; and the expressions “Article”, “section”, and “subsection” followed by a number means and refer to the specified Article, section or subsection of this Agreement.

“Ancillary Agreements” means all agreements, certificates and other instruments delivered or given pursuant to this Agreement.

“Applicable Money Laundering Laws” has the meaning ascribed thereto in Section 4.1(bb).

“Applicable Securities Laws” means applicable securities legislation, securities regulation and securities rules, as amended, and the policies, notices, instruments and blanket orders having the force of law, in force from time to time.

“BCBCA” means Business Corporations Act (British Columbia).

“Board of Directors” means the board of directors of the Company.

“Business Day” means any day, other than a Saturday, Sunday or statutory holiday in Vancouver, British Columbia or in the State of Delaware, United States.

“Closing” means the completion of the Transaction in accordance with the terms and conditions of this Agreement.

“Closing Date” means the Business Day on which all conditions set forth in Article 9 (other than those conditions that by their nature are to be satisfied or waived at the Closing, but subject to the satisfaction or waiver of those conditions) are satisfied or waived or such other Business Day as the Parties may agree to in writing.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Company” means Urban Mining International Inc., a corporation incorporated under the laws of Delaware.

“Company’s Auditors” means MNP LLP.

“Company Capitalization Spreadsheet” means the spreadsheet attached to this Agreement as Schedule 1 setting out the outstanding share capital of the Company, including the outstanding Company Common Shares, Company Options, Company Performance Warrants and Company Warrants.

“Company Common Shares” means the shares of common stock in the capital of the Company.

“Company Common Stockholders” means each holder of Company Common Shares immediately prior to the completion of the Merger.

“Company Performance Warrants” means the performance warrants of the Company, as set forth in the Company Capitalization Spreadsheet.

“Company Options” means the outstanding incentive stock options of the Company, as set forth in the Company Capitalization Spreadsheet, with each such option entitling the holder to acquire one (1) Company Common Share, subject to adjustments, pursuant to the terms of the applicable option agreement.

“Company Stockholders” means holders of the Company Common Shares.

“Company Warrants” means common share purchase warrants of the Company, each entitling the holder to purchase one (1) Company Common Share.

“Confidential Information” means any information concerning the Company or Purchaser (the “Disclosing Party”) or its business, properties and assets made available to the other party or its representatives (the “Receiving Party”); provided that it does not include information which (i) is generally available to or known by the public other than as a result of improper disclosure by the Receiving Party or pursuant to a breach of Section 12.1 by the Receiving Party, or (ii) is obtained by the Receiving Party from a source other than the Disclosing Party, provided that (to the reasonable knowledge of the Receiving Party) such source was not bound by a duty of confidentiality to the Disclosing Party or another party with respect to such information.

“Consolidation” means the consolidation of the Company Common Shares to be effective prior to the Merger on the basis of one (1) post-consolidation Company Common Share for every three (3) outstanding Company Common Shares existing immediately before the consolidation.

“Contract” means, with respect to a Person, any contract, instrument, permit, concession, licence, loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, partnership or joint venture agreement or other legally binding agreement, arrangement or understanding, whether written or oral, to which the Person is a party or by which, to the knowledge of such Person, the Person or its property and assets is bound or affected.

“DGCL” means the General Corporation Law of the State of Delaware.

“Disclosure Documents” means (i) the Prospectus and (ii) the Filing Statement.

“Dissenting Shares” has the meaning ascribed thereto in Section 2.7(a).

“Effective Date” means the effective date of the Merger, which shall be the date set forth in the Certificate of Merger.

“Effective Time” means the time set out in the Certificate of Merger for the Merger (Delaware time) on the Effective Date or such other time as Purchaser and the Company may agree.

“Employee” means an officer or employee of the Company, Purchaser or Subco or a Person providing services in the nature of an employee to the Company, Purchaser or Subco.

“Employee Plans” has the meaning ascribed thereto in Section 4.1(w).

“Exchange Ratio” means the exchange ratio of one (1) Resulting Issuer Common Shares for each one (1) Company Common Share.

“Filing Statement” means the filing statement of Purchaser in the form prescribed by the TSXV, which shall be filed on SEDAR prior to the listing of the Resulting Issuer Common Shares on the TSXV.

“Financial Statements” means the audited financial statements of the Company for the period ended December 31, 2020, prepared in accordance with IFRS, the unaudited (reviewed) interim financial statements of the Company for the six month period ended June 30, 2021, prepared in accordance with IFRS, in each case as will be included in the Filing Statement prepared and filed on SEDAR, together with such other financial statements of the Company (if any) as may be required to be included in the Filing Statement.

“Going Public Transaction” means the listing of the Purchaser Common Shares on the TSXV or such other recognized stock exchange exchanges as determined by the Parties.

“Government Agency” means and includes, without limitation, any national, federal government, province, state, municipality or other political subdivision of any of the foregoing, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any corporation or other entity owned or controlled (through stock or capital ownership or otherwise) by any of the foregoing, including the TSXV.

“IFRS” means International Financial Reporting Standards.

“include” or “including” shall be deemed to be followed by the words “without limitation”.

“Laws” means all laws, statutes, by-laws, rules, regulations, orders, decrees, ordinances, protocols, codes, guidelines, policies, notices, directions and judgments or other requirements of any Government Agency applicable to the Company or Purchaser.

“Material Adverse Change” or “Material Adverse Effect” with respect to Purchaser or the Company, as the case may be, means any change (including a decision to implement such a change made by the board of directors or by senior management who believe that confirmation of the decision by the board of directors is probable), event, violation, inaccuracy, circumstance or effect that is materially adverse to the business, assets (including intangible assets), liabilities, capitalization, ownership, financial condition or results of operations of Purchaser or the Company, as the case may be, on a consolidated basis.

“Material Fact” has the meaning ascribed to it in the Securities Act (British Columbia).

“Mergeco” means the Company, which shall be the surviving corporation of the Merger of Subco with and into the Company pursuant to the Merger to be named Urban Mining International Inc.

“Merger” means the merger of Subco with and into the Company pursuant to the provisions of the DGCL in the manner contemplated in and pursuant to the terms and conditions of this Agreement.

“Merging Companies” means the Company and Subco.

“NI 41-101” means National Instrument 41-101 – General Prospectus Requirements of the Canadian Securities Administrators.

“NI 45-106” means National Instrument 41-106 – Prospectus Exemptions of the Canadian Securities Administrators.

“Party” means each of the Company, Purchaser and Subco and “Parties” means the Company, Purchaser and Subco.

“Permits” has the meaning ascribed thereto in Section 4.1(cc).

“Person” includes an individual, corporation, partnership, joint venture, trust, unincorporated organization, the Crown or any agency or instrumentality thereof or any other juridical entity.

“Preliminary Prospectus” means the (preliminary) non-offering prospectus of the Purchaser, prepared in accordance with NI 41-101, and to be filed with the Principal Regulator.

“Principal Regulator” means the British Columbia Securities Commission.

“Prospectus” means, collectively, the Preliminary Prospectus and the (final) Prospectus (including any Supplementary Material thereto).

“Purchaser” has the meaning set forth on the first page of this Agreement.

“Purchaser Assets” means the property and assets of Purchaser, of every kind and description and wheresoever situated.

“Purchaser Common Shares” means the common shares in the capital of Purchaser.

“Purchaser’s Closing Documents” means the documents required to be delivered to the Company by Purchaser pursuant to Section 10.3 hereof.

“Purchaser’s Financial Statements” means the audited financial statements of Purchaser for the period from January 26, 2021 (date of incorporation) to June 30, 2021.

“Purchaser Stock Option Plan” means the stock option and incentive plan to be adopted by the board of directors of Purchaser, as amended from time to time.

“Resulting Issuer” has the meaning ascribed thereto in Section 2.4.

“Resulting Issuer Common Shares” means the common shares in the capital of the Resulting Issuer.

“Resulting Issuer Options” means the options of the Resulting Issuer to be issued in exchange for the Company Options as provided in Section 2.2 hereof, with each such Resulting Issuer Option entitling the holder to purchase one Resulting Issuer Common Share.

“Resulting Issuer Performance Warrants” means the performance warrants of the Resulting Issuer to be issued in exchange for the Company Performance Warrants as provided in Section 2.2 hereof.

“Resulting Issuer Unit” means a unit of the Resulting Issuer whereby each unit will consist of one (1) Resulting Issuer Common Share and one-half of one (1/2) Resulting Issuer Warrant.

“Resulting Issuer Warrants” means the common share purchase warrants of the Resulting Issuer to be issued in exchange for the Company Warrants as provided in Section 2.2 hereof, with each such Resulting Issuer Warrant entitling the holder to purchase one (1) Resulting Issuer Common Share.

“SEDAR” means the System for Electronic Document Analysis and Retrieval.

“Special Warrants” means the special warrants of Purchaser issued pursuant to the Special Warrant Financing whereby each special warrant shall automatically convert into one (1) Resulting Issuer Unit upon receipt of the (final) Prospectus.

“Special Warrant Financing” means the private placement of Special Warrants of Purchaser of gross proceeds of at least $4,300,000.

“Subco” means Urban Mining Merger Sub, Inc., a direct, wholly-owned subsidiary of the Purchaser incorporated under the DGCL for the sole purpose of effecting the Merger in connection with the Acquisition.

“Supplementary Material” means, collectively, any amendment to the Preliminary Prospectus or the (final) Prospectus, and any amendment or supplemental prospectus or ancillary materials that may be filed by or on behalf of the Purchaser under Applicable Securities Laws.

“Taxes” means all taxes (including income tax, capital tax, payroll taxes, employer health tax, workers’ compensation payments, property taxes and land transfer taxes), duties, royalties, levies, imposts, assessments, deductions, charges or withholdings and all liabilities with respect thereto including any penalty and interest payable with respect thereto.

“Termination Date” has the meaning given to the term in Section 11.1.

“Transaction” means, collectively, (i) the Acquisition, (ii) the Special Warrant Financing, and (iii) all other transactions contemplated by this Agreement except for the completion of the Going Public Transaction.

“Treasury Regulations” means the Treasury regulations promulgated under the Code, as such Treasury Regulations may be amended from time to time.

“TSXV” means the TSX Venture Exchange.

“United States” means the United States of America, its territories and possessions, any state of the United States, and the District of Columbia.

“U.S. Securities Act” means the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Warrant Financing” means the private placement of 49,500,000 Company Warrants completed on or about July 30, 2021.

ARTICLE 2

TRANSACTION

2.1 Agreement to Merge.

Upon the terms and subject to the conditions contained in this Agreement, the Parties hereby agree to the Merger. Purchaser shall, in its capacity as the sole stockholder of Subco, approve the Merger as soon as reasonably practicable with the intent that the same shall be completed on or before August 31, 2021.

2.2 Merger Events.

(a)	Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of the Company, Subco and Purchaser, or any holder of shares of the Company’s capital stock:

(i)	each issued and outstanding Company Common Share will automatically be converted into the right to receive a number of Resulting Issuer Common Shares determined as the number of Company Common Shares held multiplied by the Exchange Ratio;

(ii)	each Company Option outstanding immediately prior to the Effective Time will be cancelled and exchanged for Resulting Issuer Options on the following basis:

(A)	the number of Resulting Issuer Common Shares subject to the Resulting Issuer Option, rounded down to the nearest whole share, will equal the number of Company Common Shares issuable upon exercise of the Company Option immediately prior to the Effective Time multiplied by the Exchange Ratio;

(B)	the other terms and conditions of the Resulting Issuer Option will be equivalent to the terms and conditions of the Company Option, including with respect to term, expiry date and vesting;

(C)	the Resulting Issuer Options will otherwise be governed by the Purchaser Stock Option Plan;

(D)	it is the intention of the Parties that each assumed Resulting Issuer Option shall continue to qualify following the Effective Time as an incentive stock option as defined in Section 422 of the Code to the extent permitted under Section 422 of the Code and to the extent the related Company Option qualified as an incentive stock option immediately prior to the Effective Time; and

(E)	the exercise price per share and the number of Resulting Issuer Common Shares purchasable pursuant to each exchanged for Company Option following the Effective Time as well as the terms and conditions of such option shall be determined in a manner in order to comply with Sections 424(a) and 409A of the Code;

(iii)	each outstanding Company Warrant will be cancelled and exchanged for Resulting Issuer Warrants on the following basis:

(A)	the number of Resulting Issuer Common Shares subject to the Resulting Issuer Warrant will equal the number of Company Common Shares issuable upon exercise of the Company Warrant immediately prior to the Effective Time, multiplied by the Exchange Ratio;

(B)	the exercise price of the Resulting Issuer Warrant will equal the exercise price of the Company Warrant divided by the Exchange Ratio;

(C)	the other terms and conditions of the Resulting Issuer Warrant will be equivalent to the terms and conditions of the Company Warrant, including with respect to term and expiry date; and

(iv)	each outstanding Company Performance Warrant will be cancelled and exchanged for Resulting Issuer Performance Warrants on the following basis:

(A)	the number of Resulting Issuer Common Shares subject to the Resulting Issuer Performance Warrant will equal the number of Company Common Shares issuable upon exercise of the Company Performance Warrant immediately prior to the Effective Time, multiplied by the Exchange Ratio;

(B)	the exercise price of the Resulting Issuer Performance Warrant will equal the exercise price of the Company Performance Warrant divided by the Exchange Ratio;

(C)	the other terms and conditions of the Resulting Issuer Performance Warrant will be equivalent to the terms and conditions of the Company Performance Warrant, including with respect to term and expiry date; and

(v)	each share of Subco common stock issued and outstanding immediately prior to the Effective Time shall be converted into and become one share of common stock of Mergeco such that Mergeco shall be a wholly-owned subsidiary of the Resulting Issuer.

2.3 Share Certificates.

On the Effective Date:

(a)	the original stock certificate of Subco registered in the name of Purchaser shall be cancelled and Purchaser shall be issued a stock certificate for the number of shares of the common stock of Mergeco to be issued to Purchaser as provided in Section 2.2 hereof;

(b)	subject to the treatment of Dissenting Shares (as defined herein) in Section 2.7 hereof, certificates or other evidence representing the Company Common Shares, the Company Warrants, the Company Options and the Company Performance Warrants shall cease to represent any claim upon or interest in the Company other than the right of the holder to receive, pursuant to the terms hereof, Resulting Issuer Common Shares, Resulting Issuer Options, Resulting Issuer Warrants and Resulting Issuer Performance Warrants in accordance with Section 2.2 hereof; and

(c)	upon the delivery and surrender by the holder thereof to the Resulting Issuer of certificates representing, or evidence of ownership on the Company’s share or securities register of, Company Common Shares, Company Warrants, Company Options and Company Performance Warrants, which have been converted into the right to receive Resulting Issuer Common Shares and be exchanged for Resulting Issuer Options, Resulting Issuer Warrants and Resulting Issuer Performance Warrants, as applicable, in accordance with the provisions of Section 2.2 hereof, the Resulting Issuer shall on the Effective Date, or as soon as practicable thereafter following the date of receipt by the Resulting Issuer of the certificates referred to above, deliver to each such holder certificates representing the number of Resulting Issuer Common Shares and/or the number of Resulting Issuer Options, Resulting Issuer Warrants and Resulting Issuer Performance Warrants to which such holder is entitled.

2.4 Resulting Issuer.

Purchaser will, upon completion of the Merger, change its name to “Modern Mining Technology Corp.”, or such other name as agreed by the Parties (the “Resulting Issuer”), and the following will be the directors and officers of the Resulting Issuer immediately following the completion of the Merger:

Directors

Matthew Chatterton

Sean Bromley

Kuljit Basi

Mark Zorko

Mike Hepworth

Basil Botha

Officers

Name	Title

Basil Botha	Chief Executive Officer
Alnesh Mohan	Chief Financial Officer

2.5 Merged Corporation.

(a)	The Certificate of Incorporation and the Bylaws of the Company shall be the Certificate of Incorporation and Bylaws of Mergeco, with any amendments thereto, to be made in accordance with applicable law at the Effective Time, as may be necessary to give effect to this Agreement, including the following provisions (i) through (vii):

(i)	Number of Directors. The board of directors of Mergeco shall consist of a minimum of one (1) director and a maximum of two (2) directors.

(ii)	Officers and Directors. As of the Effective Time, the initial directors of Mergeco shall be Basil Botha and Sean Bromley. As of the Effective Time, the initial officers of Mergeco shall be:

Name	Title

Basil Botha	Chief Executive Officer
Alnesh Mohan	Chief Financial Officer

(iii)	Fiscal Year. The fiscal year end of Mergeco shall be December 31 in each year, unless and until changed by resolution of the board of directors.

(iv)	Name. The name of Mergeco shall be “Urban Mining International Inc.” or such other name as agreed to by the Parties.

(v)	Registered Office. The registered office of Mergeco shall be the registered office of the Company.

(vi)	Authorized Capital. The authorized capital of Mergeco shall be 27,666,666 shares of common stock with a par value of $0.0001 each, all of which shall be common stock.

(vii)	Business and Powers. There shall be no restriction on the business that Mergeco may carry on or on the powers that Mergeco may exercise.

2.6 Fractional Shares.

No fractional Resulting Issuer Common Shares will be issued or delivered pursuant to the Merger. Any fractional share will be rounded down to the next lowest number and no consideration will be paid in lieu thereof. In calculating such fractional interests, all securities of the Resulting Issuer registered in the name of, or beneficially held, by a securityholder or their nominee shall be aggregated.

2.7 Dissenting Shares.

(a)	For purposes of this Agreement, “Dissenting Shares” means Company Common Shares held as of the Effective Time by a Company Stockholder who has not voted such Company Common Shares in favor of the adoption of this Agreement and the Merger and with respect to which appraisal shall have been duly demanded and perfected in accordance with Section 262 of the DGCL and not effectively withdrawn or forfeited prior to the Effective Time.(i) the Effective Time or (ii) in the case of a merger described in Section 262(d)(2) of the DGCL, within the 20 day period after notice is given by the Company. Dissenting Shares shall not be converted into or represent the right to receive Resulting Issuer Common Shares unless such Company Stockholder’s right to appraisal shall have ceased in accordance with the DGCL. If such Company Stockholder has so forfeited or withdrawn his, her or its right to appraisal of Dissenting Shares, then, (i) as of the occurrence of such event, such holder’s Dissenting Shares shall cease to be Dissenting Shares and shall be converted into and represent the right to receive the Resulting Issuer Common Shares issuable in respect of such Company Common Shares pursuant to Section 2.2, and (ii) Purchaser shall deliver or cause to be delivered to such Company Stockholder certificates representing the Resulting Issuer Common Shares, to which such holder is entitled pursuant to Sections 2.2 and 2.3.

(b)	The Company shall give Purchaser prompt notice of any written demands for appraisal of any Company Common Shares, withdrawals of such demands, and any other instruments that relate to such demands received by the Company. The Company shall not, except with the prior written consent of Purchaser, make any payment with respect to any demands for appraisal of Company Common Shares or offer to settle or settle any such demands unless required by the Delaware Court of Chancery.

2.8 Effect of Merger.

At the Effective Time:

(a)	Subco shall merge with and into the Company in accordance with the DGCL and the separate existence of Subco shall cease and the Company shall continue as the surviving corporation.

(b)	Mergeco shall possess all the rights, powers, privileges and franchise and be subject to all the obligations, liabilities and duties of the Company and Subco, all as provided under the DGCL.

2.9 Filing of Certificate of Merger.

Following the approval of the stockholders of the Merging Companies to the Merger and subject to the satisfaction or waiver of all of the conditions precedent set forth herein, the Company shall file the Certificate of Merger and such other documents as required under the DGCL to effect the Merger pursuant to the DGCL.

2.10 Issuance of Mergeco Common Shares.

At the Effective Date, Mergeco will issue 100 shares of common stock in the capital of Mergeco to the Resulting Issuer in consideration of the Resulting Issuer issuing Resulting Issuer Common Shares, Resulting Issuer Options, Resulting Issuer Warrants and Resulting Issuer Performance Warrants to the Company Stockholders and holders of Company Options, Company Warrants and Company Performance Warrants in satisfaction of the security exchanges pursuant to Sections 2.2(i), 2.2(ii), 2.2(iii), and 2.2(iv), respectively.

2.11 Acknowledgement of Resale Restrictions

The Purchaser and the Company agree that it shall be a condition of Closing that, in addition to any escrow and/or resale restrictions applicable to the Resulting Issuer Common Shares pursuant to the policies of the TSXV and applicable Laws, the following resale restrictions will apply:

(a) Resulting Issuer Common Shares issued in exchange for Company Common Shares, will be subject to the following hold periods: 20% will be released on the date that is 12 months after the date the Going Public Transaction is completed; 20% will be released every four months thereafter until all such Resulting Issuer Common Shares have been released by the date that is 28 months after the date the Going Public Transaction is completed, and the certificates representing such Resulting Issuer Common Shares will bear a legend (or legends) substantially in the following form:

“The securities represented hereby shall not be offered, sold, transferred, pledged, hypothecated or otherwise traded before the date that is [six/twelve/eighteen/twenty-four] months after [insert date of the completion of the Going Public Transaction].”

(b) Resulting Issuer Warrants issued in exchange for an aggregate of 49,500,000 previously issued Company Warrants (on a pre-consolidation basis) will be subject to the following hold periods: 25% will be released on the date that is one month after the date the Going Public Transaction is completed; 20% will be released every month thereafter until all such Resulting Issuer Warrants have been released by the date that is four months after the date the Going Public Transaction is completed, and the certificates representing such Resulting Issuer Warrants or Resulting Issuer Performance Warrants will bear a legend (or legends) substantially in the following form:

“The securities represented hereby shall not be offered, sold, transferred, pledged, hypothecated or otherwise traded before the date that is [one/two/three/four] months after [insert date of the completion of the Going Public Transaction].”

(c) Resulting Issuer Warrants issued in exchange for an aggregate of 8,708,116 previously issued Company Warrants and Performance Warrants (on a post-consolidation basis) will be subject to the following hold periods: 20% will be released on the date that is 12 months following the completion of the Going Public Transaction; 20% will be released four months thereafter; 20% will be released four months thereafter; 20% will be released four months thereafter; and 20% will be released four months thereafter, and the certificates representing such Resulting Issuer Warrants or Resulting Issuer Performance Warrants will bear a legend (or legends) substantially in the following form:

“The securities represented hereby shall not be offered, sold, transferred, pledged, hypothecated or otherwise traded before the date that is [one/two/three/four] months after [insert date of the completion of the Going Public Transaction].”

2.12 U.S. Tax Treatment.

For U.S. federal income tax purposes, this Agreement is intended to constitute, and the Parties hereby adopt this Agreement as, a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a). Each Party agrees that, for U.S. federal income tax purposes, (a) it shall treat the Merger as a tax-free reorganization within the meaning of Section 368(a) of the Code; (b) that it shall report the Merger as a “reorganization” within the meaning of Section 368(a) of the Code and it shall not take any tax reporting position inconsistent with such treatment for U.S. federal, state and other relevant tax purposes; (c) the Company, Purchaser and Subco are “parties to a reorganization” within the meaning of Section 368(b) of the Code; (d) it shall retain such records and file such information as is required to be retained and filed pursuant to Treasury Regulation Section 1.368(a)-3 in connection with the Merger; and (e) it shall otherwise use its best efforts to cause the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. No Party shall take any action, fail to take any action, cause any action to be taken or cause any action to be taken or cause any action to fail to be taken that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code. Each Party hereto agrees to act in good faith, consistent with the intent of the Parties and the intended U.S. federal income tax treatment of the Merger as set forth in this Section 2.12. Notwithstanding the foregoing, no Party makes any representation, warranty or covenant to any other party or to any Company stockholder or other holder of Company securities (including, without limitation, stock options, warrants, subscription receipts, debt instruments or other similar rights or instruments) that the Merger will each qualify as a tax-free reorganization within the meaning of Section 351 of the Code.

2.13 Accredited Investor Status of U.S. Holders.

In addition to the requirements of Section 6.5 hereof, each Company Common Stockholder who is resident in the United States or otherwise a “U.S. Person”, as defined in Regulation S under the U.S. Securities Act, is in the United States, or consents to the Merger from within the United States, will, as a condition of receiving Resulting Issuer Common Shares upon completion of the Merger, be required to deliver a certificate in a form satisfactory to Purchaser as to their status as an Accredited Investor, together with any supporting information as reasonably requested by the Company or Purchaser in order to confirm their status and the availability of an exemption from the registration requirements of the U.S. Securities Act and applicable state securities laws for the issuance of such Resulting Issuer Common Shares to such holder.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF PURCHASER

3.1 Representations and Warranties of Purchaser.

Purchaser represents and warrants to and in favour of the Company as follows, and acknowledges that the Company is relying upon such representations and warranties in connection with the completion of the transactions contemplated herein:

(a)	Each of Purchaser and Subco is a corporation incorporated and validly existing under the laws of the jurisdiction of its incorporation. In each case, each such entity has all requisite corporate power and authority and is duly qualified and holds all Permits necessary or required to carry on its business as now conducted and in the case of Purchaser, to own, lease or operate the Purchaser Assets, and neither Purchaser nor, to the knowledge of Purchaser, any other Person, has taken any steps or proceedings, voluntary or otherwise, requiring or authorizing the dissolution or winding up of Purchaser or Subco, and Purchaser and Subco have all requisite corporate power and authority to enter into this Agreement and to carry out their obligations hereunder.

(b)	The authorized capital of Purchaser consists of: (i) an unlimited number of Purchaser Common Shares, of which 100 Purchaser Common Shares are issued and outstanding as fully paid and non-assessable shares in the capital of Purchaser. Prior to the Merger, there will be no other options, warrants, other rights, agreements or commitments of any character whatsoever requiring the issuance, sale or transfer by Purchaser of any securities in Purchaser or any securities convertible into, or exchangeable or exercisable for, or otherwise evidencing a right to acquire any shares of Purchaser.

(c)	Other than Subco, Purchaser has no direct or indirect subsidiaries nor any investment in any Person or any agreement, option or commitment to acquire any such investment. All of the issued and outstanding securities of Subco are held by Purchaser. Subco has no liabilities.

(d)	Purchaser has been conducting its business in compliance in all material respects with all applicable Laws and regulations of each jurisdiction in which it carries on business and has not received a notice of non-compliance, and, to the knowledge of Purchaser, there are no facts that would give rise to a notice of noncompliance with any such laws and regulations.

(e)	No consent, approval, order or authorization of, or registration, declaration or filing with, any third party or governmental entity is required by or with respect to Purchaser in connection with the execution and delivery of this Agreement by Purchaser, the performance of its obligations hereunder or the consummation by Purchaser of the transactions contemplated hereby other than any consents, notice, approvals, orders, authorizations, registrations, declarations or filings which, if not obtained or made, would not, individually or in the aggregate, have a Material Adverse Effect on Purchaser or prevent or materially impair Purchaser’s ability to perform its obligations hereunder.

(f)	Each of the execution and delivery of this Agreement, the performance by each of Purchaser and Subco of its obligations hereunder and the consummation of the transactions contemplated in this Agreement, including the Merger and the issue of the Resulting Issuer Common Shares, Resulting Issuer Options, Resulting Issuer Warrants and Resulting Issuer Performance Warrants upon the Merger, do not and will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, (whether after notice or lapse of time or both), (i) any statute, rule or regulation applicable to Purchaser or Subco, including Applicable Securities Laws; (ii) the constating documents, Bylaws or resolutions of Purchaser or Subco; (iii) any mortgage, note, indenture, contract, agreement, joint venture, partnership, instrument, lease or other document to which Purchaser or Subco is a party or by which it is bound; or (iv) any judgment, decree or order binding Purchaser or Subco or their respective assets.

(g)	This Agreement has been duly authorized and executed by Purchaser and Subco and constitutes a valid and binding obligation of each of them and shall be enforceable against each of them in accordance with its terms, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium and other laws relating to or affecting the rights of creditors generally and except as limited by the application of equitable principals when equitable remedies are sought, and by the fact that rights to indemnity, contribution and waiver, and the ability to sever unenforceable terms, may be limited by applicable Law.

(h)	Purchaser’s Financial Statements will be, in each case, prepared in accordance with IFRS consistently applied throughout the periods referred to therein and present fairly, in all material respects, the financial position (including the assets and liabilities, whether absolute, contingent or otherwise as required by IFRS) of Purchaser as at such dates and the results of its operations and its cash flows for the periods then ended and contain and reflect adequate provisions or allowance for all reasonably anticipated liabilities, expenses and losses of Purchaser in accordance with IFRS and there has been no change in accounting policies or practices of Purchaser since the date of its incorporation.

(i)	Purchaser is a taxable Canadian corporation for Canadian tax purposes and all Taxes due and payable or required to be collected or withheld and remitted, by Purchaser and Subco have been paid, collected or withheld and remitted as applicable. All tax returns, declarations, remittances and filings required to be filed by Purchaser and Subco have been filed with all appropriate Government Agencies and all such returns, declarations, remittances and filings are complete and accurate and no material fact or facts have been omitted therefrom which would make any of them misleading. Purchaser has not received notice of any examination of any tax return of Purchaser or Subco, and to the knowledge of Purchaser, no such examination is currently in progress by any Government Agency and there are no issues or disputes outstanding with any Government Agency respecting any Taxes that have been paid, or may be payable, by Purchaser or Subco. There are no agreements, waivers or other arrangements with any taxation authority providing for an extension of time for any assessment or reassessment of Taxes with respect to Purchaser and its subsidiary.

(j)	No holder of outstanding Purchaser Common Shares is entitled to any pre-emptive or any similar rights to subscribe for any Purchaser Common Shares or other securities of Purchaser and no rights to acquire, or instruments convertible into or exchangeable for, any securities in the capital of Purchaser or Subco are outstanding.

(k)	No legal or governmental actions, suits, judgments, investigations or proceedings are pending to which Purchaser or Subco, or to the knowledge of Purchaser, the directors, officers or Employees of Purchaser or Subco are a party or to which the Purchaser Assets are subject and, to the knowledge of Purchaser, no such proceedings have been threatened against or are pending with respect to Purchaser or Subco, or with respect to the Purchaser Assets and neither Purchaser or Subco is subject to any judgment, order, writ, injunction, decree or award of any Government Agency.

(l)	Neither Purchaser nor Subco are party to any material contract, written or oral, or any other contract, written or oral, involving an amount in excess of $20,000 other than this Agreement.

(m)	Neither Purchaser nor, to the knowledge of Purchaser, any other party thereto is in material default or breach of any material contract of Purchaser and, to the knowledge of Purchaser, there exists no condition, event or act which, with the giving of notice or lapse of time or both would constitute a material default or breach under any material contract of Purchaser which would give rise to a right of termination on the part of any other party to a material contract of Purchaser.

(n)	Purchaser is not a party to any agreement, nor, to the knowledge of Purchaser, is there any shareholders agreement or other contract which in any manner affects the voting control of any of the securities of Purchaser or Subco.

(o)	Neither Purchaser nor Subco has any, and since incorporation neither Purchaser nor Subco has had any, Employees. There are no employment contracts, agreements or engagements, either oral or written, with any director or officer of Purchaser or Subco.

(p)	The minute books and records of Purchaser and Subco made available to the Company in connection with the due diligence investigation of Purchaser and Subco for the period from the date of incorporation to the date hereof are all of the minute books of Purchaser and Subco and contain copies of all proceedings (or certified copies thereof or drafts thereof pending approval) of the shareholders, the directors and all committees of directors of Purchaser and Subco to the date hereof and there have been no other meetings, resolutions or proceedings of the shareholders, directors or any committees of the directors of Purchaser or Subco to the date hereof not reflected in such minute books.

(q)	There is no Person acting at the request or on behalf of Purchaser that is entitled to any brokerage or finder’s fee or other compensation in connection with the transactions contemplated by this Agreement.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

4.1 Representations and Warranties of the Company.

The Company represents and warrants to and in favour of Purchaser and Subco as follows, and acknowledges that Purchaser and Subco are relying upon such representations and warranties in connection with the completion of the transactions contemplated herein:

(a)	The Company is a corporation duly incorporated and validly existing under the laws of the State of Delaware and has all requisite corporate power and corporate authority and is duly qualified and holds all Permits necessary or required to carry on its business as now conducted in each of the jurisdictions it carries on business and to own, lease or operate its assets and properties and neither the Company nor, to the knowledge of the Company, any other Person, has taken any steps or proceedings, voluntary or otherwise, requiring or authorizing the Company’s dissolution or winding up, and the Company has all requisite corporate power and corporate authority to enter into this Agreement and to carry out its obligations hereunder.

(b)	The Company has no direct or indirect subsidiaries nor any investment in any Person or any agreement, option or commitment to acquire any such investment.

(c)	The Company is conducting its business in material compliance with all applicable laws, rules, regulations, orders and directions of Government Agency of each jurisdiction in which it carries on its business and has not received a notice of material non- compliance, and, to the knowledge of the Company, there are no facts that would give rise to a notice of material non- compliance with any such laws, rules, regulations, orders and directions.

(d)	No consent, approval, order or authorization of, or registration, declaration or filing with, any third party or Government Agency is required by or with respect to the Company in connection with the execution and delivery of this Agreement by the Company, the performance of its obligations hereunder or the consummation by the Company of the transactions contemplated hereby.

(e)	To the best of the Company’s knowledge, the execution and delivery of this Agreement, the performance by the Company of its obligations hereunder and the consummation of the transactions contemplated in this Agreement do not and will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, (whether after notice or lapse of time or both), (i) any statute, rule or regulation applicable to the Company; (ii) the constating documents, by-laws or resolutions of the Company which are in effect at the date hereof; (iii) any material mortgage, note, indenture, contract, agreement, joint venture, partnership, instrument, lease or other document to which the Company is a party or by which it is bound; or (iv) any judgment, decree or order binding the Company.

(f)	This Agreement has been duly authorized and executed by the Company and constitutes a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium and other laws relating to or affecting the rights of creditors generally and except as limited by the application of equitable principals when equitable remedies are sought, and by the fact that rights to indemnity, contribution and waiver, and the ability to sever unenforceable terms, may be limited by applicable law.

(g)	Other than this Agreement, the Company is not currently party to any binding agreement in respect of: (i) the purchase of any material property or assets or any interest therein or the sale, transfer or other disposition of any material property or assets or any interest therein currently owned, directly or indirectly, by the Company whether by asset sale, transfer of shares or otherwise; or (ii) the change of control of the Company (whether by sale or transfer of shares or sale of all or substantially all of the property or assets of the Company or otherwise).

(h)	The Financial Statements will have been prepared in accordance with IFRS consistently applied throughout the periods referred to therein and present fairly, in all material respects, the financial position (including the assets and liabilities, whether absolute, contingent or otherwise as required by IFRS) of the Company on a consolidated basis as at such dates and the results of its operations and its cash flows for the periods then ended and contain and reflect, to the extent required by IFRS, adequate provisions or allowance for all reasonably anticipated liabilities, expenses and losses of the Company in accordance with IFRS and there has been no change in accounting policies or practices of the Company since August 18, 2021. The Company does not have any outstanding indebtedness or any liabilities or obligations including any unfunded obligation under any Employee plan, whether accrued, absolute, contingent or otherwise as of the date of the applicable financial statements.

(i)	All Taxes due and payable or required to be collected or withheld and remitted, by the Company have been paid, collected or withheld and remitted as applicable. All tax returns, declarations, remittances and filings required to be filed by the Company have been filed and all such returns, declarations, remittances and filings are complete and accurate and no material fact or facts have been omitted therefrom which would make any of them misleading. To the knowledge of the Company, no examination of any tax return of the Company is currently in progress and there are no issues or disputes outstanding with any Government Agency respecting any taxes that have been paid, or may be payable, by the Company. There are no agreements, waivers or other arrangements with any taxation authority providing for an extension of time for any assessment or reassessment of taxes with respect to the Company.

(j)	The Company maintains a system of internal accounting controls sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorization; and (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with IFRS and to maintain accountability for assets.

(k)	The Company’s Auditors who will audit the audited consolidated financial statements of the Company for the financial year ended December 31, 2020 will be independent public accountants for the purposes of IFRS.

(l)	The authorized share capital of the Company is 21,868,905 Company Common Shares, having a par value of $0.0001 per share, on a pre-Consolidation basis. The number of Company Common Shares issued and outstanding is set out in the Company Capitalization Spreadsheet, each of which is outstanding as a fully paid and non- assessable share in the capital of the Company. Except as set forth in the Company Capitalization Spreadsheet, there are no options, warrants or other rights, shareholder rights plans, agreements or commitments of any character whatsoever requiring the issuance, sale or transfer by the Company of any shares of the Company or any securities convertible into, or exchangeable or exercisable for, or otherwise evidencing a right to acquire, any shares of the Company.

(m)	Except as set out in Schedule 2, the Company is not aware of any legal or governmental actions, suits, judgments, investigations or proceedings to which the Company, or to the knowledge of the Company, the directors, officers or Employees of the Company are a party or to which the property and assets of the Company is subject and, to the knowledge of the Company, no such proceedings have been threatened against or are pending with respect to the Company, or with respect to its property and assets, and the Company is not subject to any judgment, order, writ, injunction, decree or award of any Government Agency.

(n)	The Company is not in violation of its organizational documents or, to the best of the Company’s knowledge, in default, in any material respect, in the performance or observance of any obligation, agreement, covenant or condition contained in any material Contract to which it is a party or by which it or its property and assets may be bound and all material Contracts to which the Company is a party are in good standing in all respects and in full force and effect, other than the Company is currently in arrears in remitting rental payments to its landlord.

(o)	The Company owns or has all necessary rights to use (as currently used) all property and assets owned or used in the business of the Company free and clear of any actual, pending or, to the knowledge of the Company, threatened claims, liens, charges, options, set-offs, free-carried interests, royalties, encumbrances, security interests or other interests whatsoever other than such security interests, liens and encumbrances granted in the ordinary course of business by the Company.

(p)	To the Company’s knowledge: (i) the conduct of the business of the Company has not infringed, violated, misappropriated or otherwise conflicted with any intellectual property right of any third Person; and (ii) there is no pending or threatened action, suit, proceeding or claim by any other person that the Company infringes or otherwise violates (or would infringe or otherwise violate upon commercialization of the Company’s products or services under development) any intellectual property right owned by any other Person, and the Company has no knowledge of any facts which form a reasonable basis for any such claim.

(q)	Except for the director and stockholder approval required in connection with the Merger, there are no third party consents required to be obtained in order for the Company to complete the Acquisition.

(r)	No order, ruling or determination having the effect of suspending the sale or ceasing the trading in any securities of the Company has been issued by any regulatory authority and is continuing in effect and no proceedings for that purpose have been instituted or, to the knowledge of the Company, are pending, contemplated or threatened by any Government Agency.

(s)	Except for employment contracts entered into in the ordinary course of business, agreements in respect of the grant of Company Options, and the agreements set out in Schedule 3, there are no agreements with holders of Company Common Shares to which the Company is a party or any pooling agreements, voting trusts or other similar agreements with respect to the ownership or voting of any of the securities of the Company.

(t)	The Company does not own any real property; and any real property or building held under lease by the Company is held by it under valid and subsisting leases enforceable against the respective lessors thereof with the exclusive right to occupy and use such leased premises (other than any common areas thereof), subject to such exceptions as are not material, individually or in the aggregate, to the Company.

(u)	The Company is not a party to or bound by any collective agreement and is not currently conducting negotiations with any labour union or employee association.

(v)	The Company is in material compliance with all laws respecting employment and employment practices, terms and conditions of employment, pay equity and wages and has not and is not engaged in any unfair labour practice and there has never been any material labour disruption.

(w)	Other than Employee plans established or entered into in the ordinary course of business by the Company, the Company does not have any agreements, plans or practices relating to the payment of any management, consulting, service or other fees or any bonuses, pensions, share of profits or retirement allowance, insurance, health or other Employee benefits or any plan for retirement, stock purchase, profit sharing, stock option, deferred compensation, severance or termination pay, insurance, medical, hospital, dental, vision care, drug, sick leave, disability, salary continuation, legal benefits, unemployment benefits, vacation, incentive or otherwise contributed to, or required to be contributed to, by the Company for the benefit of any current or former director, officer, Employee or consultant of the Company (each an “Employee Plans”). The Company has made available to Purchaser the opportunity to review true and complete copies of documents, contracts and arrangements relating to the Employee Plans. The Employee Plans been established, operated in the ordinary course and administered in all material respects in accordance with their terms and applicable laws.

(x)	Except as set out in Schedule 3, to the Company’s knowledge, none of the directors, officers or Employees of the Company or any of its associates or affiliates has any interest, direct or indirect, in any transaction with the Company that materially affects, or would reasonably be expected to materially affect, the Company, taken as a whole.

(y)	Copies of the minute books and records of the Company made available to Purchaser in connection with the due diligence investigation of the Company for the period from the date of incorporation to the date hereof are all of the minute books of the Company and will contain copies of all constating documents, bylaws, shareholder minutes, directors minutes and committee minutes of the Company as of the Closing Date.

(z)	There is no Person acting or purporting to act at the request or on behalf of the Company that is entitled to any brokerage or finder’s fee or other compensation in connection with the transactions contemplated hereby.

(aa)	The Company has conducted all transactions, negotiations, discussions and dealings in full compliance with anti-bribery and anti-corruption laws and regulations applicable in any jurisdiction in which they are located or conducting business. The Company has not made any offer, payment, promise to pay or authorization of payment of money or anything of value to any government official, or any other person while having reasonable grounds to believe that all or a portion of such money or thing of value will be offered, given or promised, directly or indirectly, to a government official, for the purpose of (i) assisting the parties in obtaining, retaining or directing business; (ii) influencing any act or decision of a government official in his or its official capacity; (iii) inducing a government official to do or omit to do any act in violation of his or its lawful duty, or to use his or its influence with a government or instrumentality thereof to affect or influence any act or decision of such government or department, agency, instrumentality or entity thereof; or (iv) securing any improper advantage.

(bb)	The operations of the Company are and have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements of the money laundering statutes of all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Government Agency (collectively, the “Applicable Money Laundering Laws”) and no action, suit or proceeding by or before any Government Agency involving the Company with respect to Applicable Money Laundering Laws is, to the knowledge of the Company, pending or threatened.

(cc)	The Company does not hold any material permits, licenses, approvals, consents, orders, markings, certificates and like authorizations necessary for it to own, lease and license its property and assets and carry on its business, as now carried on as of the date of this Agreement, in each jurisdiction where such business is carried on, as now carried on as of the date of this Agreement, including, but not limited to, permits, licenses, approvals, consents, orders, certificates and like authorizations from Government Agency (collectively, the “Permits”).

(dd)	The Company is not an “investment company” pursuant to the United States Investment Company Act of 1940, as amended.

(ee)	Upon completion of the Transaction, assuming the accuracy of the representations and warranties made to the Company by various parties in connection with the Transaction, the Resulting Issuer shall be a “foreign private issuer” as defined in Rule 3b-4 promulgated under the U.S. Securities Act.

ARTICLE 5

SURVIVAL OF REPRESENTATIONS AND WARRANTIES

5.1 Survival of Representations and Warranties.

The representations and warranties made by the Parties and contained in this Agreement or any document or certificate given pursuant hereto shall survive the Closing of the Transaction until the date that is 12 months from the Closing Date. No claim for breach of any representation, warranty or covenant shall be valid unless that party against whom such claim is made has been given notice thereof before the expiry of such 12-month period.

ARTICLE 6

COVENANTS OF THE COMPANY

The Company hereby covenants and agrees with Purchaser as follows until the earlier of the Effective Date or the termination of this Agreement in accordance with its terms:

6.1 Necessary Consents.

The Company shall use its commercially reasonable efforts to obtain from the Company’s directors, stockholders and all federal, state or other governmental or administrative bodies such approvals or consents as are required to complete the transactions contemplated herein.

6.2 Ordinary Course.

The Company will operate its business in a prudent and business-like manner in the ordinary course and in a manner consistent with past practice.

6.3 Restrictive Covenants.

The Company hereby covenants and agrees until the earlier of the Closing Date and the Termination Date not to, without Purchaser’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed):

(a)	issue any debt, equity or other securities, except the Company Warrants and upon the exercise of any outstanding options or convertible securities on the date hereof;

(b)	make loans, advances, or other payments, excluding salaries and bonuses at current rates and routine advances to Employees of the Company for expenses incurred in the ordinary course or as contemplated pursuant to or in conjunction with the transactions contemplated herein;

(c)	declare or pay any dividends or distribute any of the Company’s properties or assets to shareholders or otherwise dispose of any of the Company’s properties or assets;

(d)	alter or amend the Company’s articles or by-laws in any manner which may adversely affect the success of the transactions contemplated herein, except as required to give effect to the matters contemplated herein;

(e)	except as otherwise permitted or contemplated herein, enter into any transaction or material contract which is not in the ordinary course of business or engage in any business enterprise or activity materially different from that carried on by the Company as of the date hereof;

(f)	use funds from its treasury or the net proceeds received by the Company from the sale of the Company Warrants to address or pay any tax liabilities of any Company Stockholder;

(g)	make capital expenditures, other than in the ordinary course of business of the Company; and

(h)	authorize any transfer of any Company Warrants or Company Common Shares.

6.4 All Other Action.

The Company shall cooperate fully with Purchaser and will use all reasonable commercial efforts to assist Purchaser in its efforts to complete the Acquisition, unless such cooperation and efforts would subject the Company to liability or would be in breach of applicable statutory or regulatory requirements.

6.5 Securities Law Matters.

The Company shall obtain and provide to Purchaser prior to the Closing Date any evidence, which may, without limitation, include representation letters or certificates of the holders of securities of the Company, that Purchaser determines, acting reasonably, to be necessary in order to establish that the issuance of all securities of the Resulting Issuer contemplated hereunder to be issued in connection with the Merger or otherwise pursuant to this Agreement, shall be exempt from, or not subject to, the registration requirements of the United States Securities Act of 1933, as amended, and all applicable state securities laws, or that counsel to Purchaser determines to be necessary in order to provide any legal opinion required pursuant to Section 10.3(e) of this Agreement.

ARTICLE 7

COVENANTS OF PURCHASER

Purchaser hereby covenants and agrees with the Company as follows until the earlier of the Effective Date or the termination of this Agreement in accordance with its terms:

7.1 Necessary Consents.

Purchaser shall use its reasonable efforts to obtain from Purchaser’s directors, shareholders, if applicable, and all federal, provincial, municipal or other governmental or administrative bodies such approvals or consents as are required to complete the transactions contemplated herein.

7.2 Ordinary Course.

Purchaser will operate its business in a prudent and business-like manner in the ordinary course and in a manner consistent with past practice.

7.3 Non-Solicitation.

Purchaser hereby covenants and agrees until the Termination Date not to, directly or indirectly, solicit, initiate, knowingly encourage, cooperate with or facilitate (including by way of furnishing any non-public information or entering into any form of agreement, arrangement or understanding) the submission, initiation or continuation of any oral or written inquiries or proposals or expressions of interest regarding, constituting or that may reasonably be expected to lead to any activity, arrangement or transaction or propose any activities or solicitations in opposition to or in competition with the Acquisition, and without limiting the generality of the foregoing, not to induce or attempt to induce any other person to initiate any shareholder proposal or “takeover bid,” exempt or otherwise, within the meaning of the Securities Act (British Columbia), for securities of Purchaser, nor to undertake any transaction or negotiate any transaction which would be or potentially could be in conflict with the Acquisition, including, without limitation, allowing access to any third party (other than its representatives) to conduct due diligence, nor to permit any of its officers or directors to do so, except as required by statutory obligations or in respect of which the Purchaser board of directors determines, in its good faith judgment, after receiving advice from its legal advisors, that failure to recommend such alternative transaction to the Purchaser shareholders would be a breach of its fiduciary duties under applicable law. In the event Purchaser or any of its Affiliates, including any of their officers or directors, receives any form of offer or inquiry in respect of any of the foregoing, Purchaser shall forthwith (in any event within one (1) Business Day following receipt) notify the Company of such offer or inquiry and provide the Company with such details as it may request.

7.4 Restrictive Covenants.

Purchaser hereby covenants and agrees until the Termination Date not to, without the Company’s prior written consent:

(a)	issue any debt, equity or other securities, except in connection with or the transactions contemplated herein;

(b)	borrow money or incur any indebtedness for money borrowed;

(c)	make any loans, advances or other payments other than payment of professional fees or expenses in connection with or ancillary to the transactions contemplated herein;

(d)	declare or pay any dividends or distribute any of Purchaser’s properties or assets to shareholders or otherwise;

(e)	alter or amend Purchaser’s notice of articles or articles in any manner which may adversely affect the success of the transactions contemplated herein, except as required to give effect to the matters contemplated herein;

(f)	except as otherwise permitted or contemplated herein, enter into any transaction or material contract which is not in the ordinary course of business or engage in any business enterprise or activity materially different from that carried on by Purchaser as of the date hereof.

(g)	provide any guarantee in respect of the obligations of any person;

(h)	increase any compensation for any director, officer, Employee or consultant of Purchaser; and

(i)	incur any expense in excess of $50,000 individually or in the aggregate.

7.5 All Other Action.

Purchaser shall cooperate fully with the Company and will use all reasonable commercial efforts to assist the Company in its efforts to complete the Acquisition, unless such co-operation and efforts would subject Purchaser to liability or would be in breach of applicable statutory or regulatory requirements.

7.6 Subco.

Subco shall be validly subsisting and in good standing under the DGCL immediately prior to the Merger. Purchaser covenants and agrees that Subco shall not carry on any business, shall not enter into any contracts, agreements, commitments, indentures or other instruments prior to the Closing Date other than as required to effect the Merger and shall be debt free as of the time of the Merger.

7.7 Working Capital.

In the event that the Company requires additional working capital prior to the completion of the Going Public Transaction, the Purchaser will arrange for a bridge loan to the Company of US$250,000, which loan shall be repayable from the proceeds of the Special Warrant Financing.

ARTICLE 8

POST-CLOSING COVENANTS

8.1 Prospectus and Filing Statement

(a)	Promptly after the execution of this Agreement, the Company and Purchaser jointly shall prepare and complete the Prospectus together with any other documents required by the BCBCA, Applicable Securities Laws and other applicable Laws and the rules and policies of the TSXV in connection with the qualification of the Special Warrants and the Transaction.

(b)	Concurrently with the preparation of the Preliminary Prospectus, Purchaser and Company will jointly prepare a Filing Statement together with any other documents that may be required by Applicable Securities Laws and other applicable Laws and the rules and policies of the TSXV in connection with the intended listing of Purchaser Common Shares on the TSXV.

(c)	Purchaser shall, as promptly as reasonably practicable after obtaining the approval of the BCSC as to the (final) Prospectus and the approval of the TSXV as to the final Filing Statement, file such (final) Prospectus and final Filing Statement on SEDAR.

(d)	Company’s principals will make commercially reasonable efforts to assist Purchaser to prepare a (final) Prospectus and to finalize the Filing Statement.

(e)	Purchaser represents and warrants that the Disclosure Documents will comply in all material respects with all applicable Laws (including Applicable Securities Law), and, without limiting the generality of the foregoing, that the Disclosure Documents will not contain any untrue statement of a Material Fact or omit to state a Material Fact required to be stated therein or necessary to make the statements contained therein not misleading in light of the circumstances in which they are made (provided that Purchaser will not be responsible for the accuracy of any information relating to Company and the Resulting Issuer that is furnished in writing by Company for inclusion in the Disclosure Documents).

(f)	Company represents and warrants that any information or disclosure relating to Company that is furnished in writing by Company for inclusion in the Disclosure Documents will comply in all material respects with all applicable Laws (including Applicable Securities Laws), and, without limiting the generality of the foregoing, that the Disclosure Documents will not contain any untrue statement of a Material Fact or omit to state a Material Fact required to be stated therein or necessary to make the statements contained therein not misleading in light of the circumstances in which they are made (provided that Company will not be responsible for the accuracy of any information relating to Purchaser that is furnished in writing by Purchaser for inclusion in the Disclosure Documents).

(g)	Company, Purchaser and their respective legal counsel will be given a reasonable opportunity to review and comment on drafts of the Disclosure Documents and other documents related thereto and to the Acquisition, and reasonable consideration will be given to any comments made by Company, Purchaser and their respective counsel, provided that all information relating solely to Purchaser included in the Disclosure Documents will be in form and content satisfactory to Purchaser, acting reasonably, and all information relating solely to Company included in the Disclosure Documents will be in form and content satisfactory to Company, acting reasonably.

(h)	Purchaser and Company will promptly notify each other if at any time before the date of filing in respect of the Disclosure Documents, either Party becomes aware that the Disclosure Documents contain an untrue statement of a Material Fact or omit to state a Material Fact required to be stated therein or necessary to make the statements contained therein not misleading in light of the circumstances in which they are made, or that otherwise require an amendment or supplement to the Disclosure Documents and the parties will cooperate in the preparation of any amendment or supplement to such documents, as the case may be, as required or appropriate.

(i)	Each of Purchaser and the Company covenants and agrees with the other:

(i)	except for non-substantive communications, it will furnish promptly to the other party, as applicable, a copy of each notice, report, schedule or other document delivered, filed or received by it in connection with: (A) the Merger; (B) the Consolidation; (C) any filings under Applicable Securities Laws; and (D) any dealings with regulatory agencies in connection with the transactions contemplated herein; and

(ii)	will immediately notify the other party of any legal or governmental action, suit, judgment, investigation, injunction, complaint, action, suit, motion, judgement, regulatory investigation, regulatory proceeding or similar proceeding by any Person, Government Agency or other regulatory body, whether actual or threatened, with respect to the Acquisition or which could otherwise delay or impede the transactions contemplated hereby.

ARTICLE 9

CONDITIONS PRECEDENT

9.1 Conditions for the Benefit of Purchaser.

The transactions contemplated herein are subject to the following conditions to be fulfilled or performed on or prior to the Closing Date, which conditions are for the exclusive benefit of Purchaser and may be waived, in whole or in part, by Purchaser in its sole discretion:

(a)	Truth of Representations and Warranties. The representations and warranties of the Company contained in this Agreement or in any Ancillary Agreement shall have been true and correct as of the date of this Agreement and shall be true and correct as of the Closing Date in all material respects with the same force and effect as if such representations and warranties had been made on and as of such Closing Date except as affected by transactions contemplated or permitted by this Agreement and an officer of the Company shall provide a certificate addressed to Purchaser at Closing confirming the foregoing.

(b)	Performance of Obligations. The Company shall have performed, fulfilled or complied with, in all material respects, all of its obligations, covenants and agreements contained in this Agreement and in any Ancillary Agreement to be fulfilled or complied with by them at or prior to the Closing Date.

(c)	Approvals and Consents. All required approvals, consents and authorizations of third parties in respect of the transactions contemplated herein, including without limitation all necessary shareholder and regulatory approvals, shall have been obtained on terms acceptable to Purchaser acting reasonably. The Company shall have effected the Consolidation prior to the Closing Date.

(d)	Special Warrant Financing. The Special Warrant Financing shall have been completed and the gross proceeds to Purchaser raised in connection with the Special Warrant Financing shall not be less than $4,300,000.

(e)	No Material Adverse Change. There shall have been no Material Adverse Change in the business, results of operations, assets, liabilities, financial condition or affairs of the Company since August 18, 2021.

(f)	Deliveries. The Company shall deliver or cause to be delivered to Purchaser the closing documents as set forth in Section 10.2 in a form satisfactory to Purchaser acting reasonably.

(g)	Proceedings. All proceedings to be taken in connection with the transactions contemplated in this Agreement and any Ancillary Agreement shall be satisfactory in form and substance to Purchaser, acting reasonably, and Purchaser shall have received copies of all instruments and other evidence as it may reasonably request in order to establish the consummation or closing of such transactions and the taking of all necessary proceedings in connection therewith.

(h)	No Legal Action or Prohibition of Law. There shall be no action or proceeding pending or threatened by any Person in any jurisdiction, or any applicable Laws proposed, enacted, promulgated or applied, to enjoin, restrict or prohibit any of the transactions contemplated by this Agreement or which could reasonably be expected to result in a Material Adverse Effect on the Company.

(i)	Securities Law Exemptions. The issuance of all securities of the Resulting Issuer contemplated hereunder to be issued in connection with the Merger or otherwise pursuant to this Agreement shall be exempt from, or not subject to, the registration requirements of the U.S. Securities Act, and all applicable state securities laws.

(j)	No Transfers. Without the prior consent of Purchaser, since the date of the completion of the Warrant Financing, there shall not have been any transfers of any securities of the Company.

9.2 Conditions for the Benefit of the Company.

The transactions contemplated herein are subject to the following conditions to be fulfilled or performed on or prior to the Closing Date, which conditions are for the exclusive benefit of the Company and may be waived, in whole or in part, by the Company in its sole discretion:

(a)	Truth of Representations and Warranties. The representations and warranties of Purchaser contained in this Agreement or in any Ancillary Agreement shall have been true and correct as of the date of this Agreement and shall be true and correct as of the Closing Date in all material respects with the same force and effect as if such representations and warranties had been made on and as of such Closing Date except as affected by transactions contemplated or permitted by this Agreement and an officer of Purchaser shall provide a certificate to the Company at Closing confirming the foregoing.

(b)	Performance of Obligations. Purchaser shall have performed, fulfilled or complied with, in all material respects, all of its obligations, covenants and agreements contained in this Agreement and in any Ancillary Agreement to be fulfilled or complied with by Purchaser at or prior to the Closing Date.

(c)	No Material Adverse Change. There shall have been no Material Adverse Change in the business, results of operations, assets, liabilities, financial condition or affairs of Purchaser since January 26, 2021 other than a reduction of its cash position in order to pay ongoing operating expenses and professional fees or other expenses in connection with the Acquisition.

(d)	Approvals and Consents. All required approvals, consents and authorizations of third parties in respect of the transactions contemplated herein, including without limitation all necessary shareholder and regulatory approvals, shall have been obtained on terms acceptable to the Company acting reasonably.

(e)	Special Warrant Financing. The Special Warrant Financing shall have been completed and the gross proceeds to Purchaser raised in connection with the Special Warrant Financing shall not be less than $4,300,000.

(f)	Issuance. The Resulting Issuer Common Shares that are issued as consideration for the Company Common Shares shall be issued as fully paid and non- assessable Resulting Issuer Common Shares, free and clear of any and all encumbrances, liens, charges and demands of whatsoever nature;

(g)	Deliveries. Purchaser shall deliver or cause to be delivered to the Company Purchaser’s Closing Documents as set forth in Section 10.3 in a form satisfactory to the Company, acting reasonably.

(h)	Proceedings. All proceedings to be taken in connection with the transactions contemplated in this Agreement and any Ancillary Agreement shall be satisfactory in form and substance to the Company, acting reasonably, and the Company shall have received copies of all instruments and other evidence as it may reasonably request in order to establish the consummation or closing of such transactions and the taking of all necessary proceedings in connection therewith.

(i)	No Legal Action or Prohibition of Law. There shall be no action or proceeding pending or threatened by any Person in any jurisdiction, or any applicable Laws proposed, enacted, promulgated or applied, to enjoin, restrict or prohibit any of the transactions contemplated by this Agreement or which could reasonably be expected to result in a Material Adverse Effect on Purchaser.

(j)	Debts to Insiders. There shall be no debts or amounts owing by Purchaser to any of its officers, former officers, directors, shareholders, Employees, former Employees, consultants or any family member thereof or any person with whom Purchaser does not deal with at arm’s length, except for any amounts advanced to such person for expenses incurred on behalf of Purchaser in the ordinary course or approved by the Company.

(k)	Contracts. Prior to Closing all management, consulting, lease and rental contracts to which Purchaser is a party will have been terminated without any further payment or liability by Purchaser.

ARTICLE 10

CLOSING

10.1 Time of Closing.

The Closing of the transactions contemplated herein shall be completed at the offices of McMillan LLP on the Closing Date.

10.2 Company Closing Documents.

On the day of Closing, the Company shall deliver to Purchaser the following documents:

(a)	a certified copy of the resolutions of the directors and stockholders (if required) of the Company approving and authorizing the transactions herein contemplated;

(b)	a certified copy of the constating documents of the Company; and

(c)	a favourable legal opinion from counsel to the Company with respect to the matters set out in Schedule 4.

10.3 Purchaser’s Closing Documents.

On the day of Closing, Purchaser shall deliver to the Company the following documents:

(a)	certificates in the respective names of the holders issuable to such holders of Company Common Shares pursuant to the Merger (such certificates to be registered and prepared in accordance with a written direction to be provided by the Company prior to Closing, and shall bear any legends required by the U.S. Securities Act or other Applicable Securities Laws);

(b)	certificates or option agreements in the respective names of the holders of the Resulting Issuer Options, the Resulting Issuer Warrants and the Resulting Issuer Performance Warrants issuable to such holders of the Company Options, the Company Warrants and the Company Performance Warrants, respectively, pursuant to the Merger (such certificates or option agreements to be prepared in accordance with a written direction to be provided by the Company prior to Closing);

(c)	a certified copy of the resolutions of the directors of Purchaser and Subco, and of Purchaser as the sole stockholder of Subco approving and authorizing the transactions herein contemplated and a certified copy of the resolutions of the board of directors of Purchaser approving the Acquisition;

(d)	a certified copy of the constating documents of Purchaser and Subco; and

(e)	an opinion from counsel to Purchaser with respect to the matters set out in Schedule 4.

ARTICLE 11

TERMINATION

11.1 Termination.

This Agreement shall terminate with the Parties having no obligations to each other, other than in respect of the expense provisions contained in Section 12.8, and the confidentiality provisions contained in Section 12.1, on the day (the “Termination Date”) on which the earliest of the following events occurs:

(a)	written agreement of the parties to terminate this Agreement;

(b)	any applicable regulatory or Government Agency having notified in writing either Purchaser or the Company of its determination to not permit the Merger to proceed, in whole or in part, and the parties have used commercially reasonable efforts to appeal or reverse such determination, or modify the Merger on a basis that is not prejudicial to either party hereto in order to address such determination; or

(c)	the Closing of the Merger has not occurred on or before 5:00 p.m. (Vancouver time) on October 31, 2021.

11.2 Effect of Termination.

Each Party’s right of termination under this Article 11 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies. Nothing in Article 11 shall limit or affect any other rights or causes of action any Party may have with respect to the representations, warranties, covenants and indemnities in its favor contained in this Agreement.

ARTICLE 12

GENERAL

12.1 Confidential Information.

No disclosure or announcement, public or otherwise, in respect of this Agreement or the transactions contemplated herein will be made by Purchaser or the Company or its representatives without the prior agreement of the other party as to timing, content and method, hereto, provided that the obligations herein will not prevent any party from making, after consultation with the other party, such disclosure as its counsel advises is required by applicable law or the rules and policies of the TSXV.

Except as and only to the extent required by applicable law, a Receiving Party will not disclose or use, and it will cause its representatives not to disclose or use, any Confidential Information furnished, or to be furnished, by a Disclosing Party or its representatives to the Receiving Party or its representatives at any time or in any manner other than for purposes of evaluating and completing the transactions proposed in this Agreement.

If this Agreement is terminated, each Receiving Party will promptly return to the Disclosing Party or destroy any Confidential Information and any work product produced from such Confidential Information in its possession or in the possession of any of its representatives.

12.2 Counterparts.

This Agreement may be executed in several counterparts (by original or facsimile signature), each of which when so executed shall be deemed to be an original and each of such counterparts, if executed by each of the Parties, shall constitute a valid and enforceable agreement among the Parties.

12.3 Severability.

In the event that any provision or part of this Agreement is determined by any court or other judicial or administrative body to be illegal, null, void, invalid or unenforceable, that provision shall be severed to the extent that it is so declared and the other provisions of this Agreement shall continue in full force and effect.

12.4 Applicable Law.

This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to the conflict of law principles therein.

12.5 Knowledge.

Where any representation or warranty contained in this Agreement is expressly qualified by reference to the knowledge of Purchaser or the Company, as applicable, it shall be deemed to refer to the actual knowledge after having made due inquiry of the executive officers of the particular company.

12.6 Successors and Assigns.

This Agreement shall accrue to the benefit of and be binding upon each of the Parties hereto and their respective heirs, executors, administrators and assigns, provided that this Agreement shall not be assigned by any one of the Parties without the prior written consent of the other Parties.

12.7 Interpretation.

The division of this Agreement into Articles, sections and subsections and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation hereof. Schedules and other documents attached or referred to in this Agreement are an integral part of this Agreement.

12.8 Expenses.

Each of the Parties hereto shall be responsible for its own costs and charges incurred with respect to the transactions contemplated herein including, without limitation, all costs and charges incurred prior to the date hereof and all legal and accounting fees and disbursements relating to preparing this Agreement or any Ancillary Agreement or otherwise relating to the transactions contemplated herein; provided, however (and for greater certainty), the Company shall be responsible for paying all costs and fees payable to the TSXV in connection with their review of the Filing Statement (including the review of the personal information forms to be submitted by the proposed executive officers and directors of the Resulting Issuer following completion of the Acquisition) and all listing fees in connection with the Going Public Transaction.

12.9 Further Assurances.

Each of the Parties hereto will, without further consideration, do, execute, acknowledge and deliver or cause to be done, executed, acknowledged and delivered such other documents, instruments of transfer, conveyance, assignment and assurances and secure all necessary consents and authorizations as may be reasonably requested by another party and take such further action as the other may reasonably require to give effect to any matter provided for herein.

12.10 Entire Agreement.

This Agreement and the schedules referred to herein constitute the entire agreement among the Parties hereto and supersede all prior communications, agreements, representations, warranties, statements, promises, information, arrangements and understandings, whether oral or written, express or implied, with respect to the subject matter hereof. None of the Parties hereto shall be bound or charged with any oral or written agreements, representations, warranties, statements, promises, information, arrangements or understandings not specifically set forth in this Agreement or in the schedules, documents and instruments to be delivered on the Closing Date pursuant to this Agreement. The Parties hereto further acknowledge and agree that, in entering into this Agreement and in delivering the schedules, documents and instruments to be delivered on the Closing Date, they have not in any way relied, and will not in any way rely, upon any oral or written agreements, representations, warranties, statements, promises, information, arrangements or understandings, express or implied, not specifically set forth in this Agreement or in such schedules, documents or instruments.

12.11 Notices.

Any notice required or permitted to be given hereunder shall be in writing and shall be effectively given if (i) delivered personally, (ii) sent prepaid courier service or mail, or (iii) sent by facsimile, e-mail or other similar means of electronic communication addressed as follows:

in the case of notice to Purchaser or Subco:

1285896 B.C. Ltd.

1500-1055 West Georgia Street

Vancouver, British Columbia

V6E 4N7

Attn: Danny Matthews

Email: danny@dmlawcorp.ca

with a copy to (which shall not constitute notice):

McMillan LLP

1500-1055 West Georgia Street

Vancouver, British Columbia

V6E 4N7

Attn: Desmond Balakrishnan

Email: desmond.balakrishnan@mcmillan.ca

in the case of notice to the Company:

Urban Mining International Inc.

5905 Triangle Drive

Raleigh, North Carolina

27617

Attn: Basil Botha, CEO

Email: bbotha@urbanminingintl.com

with a copy to (which shall not constitute notice):

Aird & Berlis LLP

Brookfield Place, 181 Bay Street

Suite 1800, Toronto, ON

M5J 2T9

Attn: Thomas A. Fenton

Email: tfenton@airdberlis.com

Any notice, designation, communication, request, demand or other document given or sent or delivered as aforesaid shall:

(a)	if delivered as aforesaid, be deemed to have been given, sent, delivered and received on the date of delivery;

(b)	if sent by mail as aforesaid, be deemed to have been given, sent, delivered and received on the fourth Business Day following the date of mailing, unless at any time between the date of mailing and the fourth Business Day thereafter there is a discontinuance or interruption of regular postal service, whether due to strike or lockout or work slowdown, affecting postal service at the point of dispatch or delivery or any intermediate point, in which case the same shall be deemed to have been given, sent, delivered and received in the ordinary course of the mail, allowing for such discontinuance or interruption of regular postal service, and

(c)	if sent by facsimile or other means of electronic communication, be deemed to have been given, sent, delivered and received on the Business Day of the sending if sent during normal business hours (otherwise on the following Business Day).

12.12 Waiver.

Any Party hereto which is entitled to the benefits of this Agreement may, and has the right to, waive any term or condition hereof at any time on or prior to the Closing Date, provided however that such waiver shall be evidenced by written instrument duly executed on behalf of such Party.

12.13 Amendments.

No modification or amendment to this Agreement may be made unless agreed to by the Parties hereto in writing.

12.14 Remedies Cumulative.

The rights and remedies of the Parties under this Agreement are cumulative and in addition to and not in substitution for any rights or remedies provided by law. Any single or partial exercise by any Party hereto of any right or remedy for default or breach of any term, covenant or condition of this Agreement does not waive, alter, affect or prejudice any other right or remedy to which such Party may be lawfully entitled for the same default or breach.

12.15 Currency.

Unless otherwise indicated, all dollar amounts referred to in this Agreement are in the lawful money of Canada.

12.16 Number and Gender.

In this Agreement, unless there is something in the subject matter or context inconsistent therewith:

(a)	words in the singular number include the plural and such words shall be construed as if the plural had been used;

(b)	words in the plural include the singular and such words shall be construed as if the singular had been used; and

(c)	words importing the use of any gender shall include all genders where the context or the Party referred to so requires, and the rest of the sentence shall be construed as if the necessary grammatical and terminological changes had been made.

12.17 Time of Essence.

Time shall be of the essence hereof.

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The parties have executed this Agreement as of the first date written above.

1285896 B.C. LTD.

By:	/s/ Danny Matthews
	Name:	Danny Matthews
Title: President

URBAN MINING INTERNATIONAL INC.

By:	/s/ Basil Botha
	Name:	Basil Botha
	Title:	Chief Executive Officer

URBAN MINING MERGER SUB, INC.

By:	/s/ Sean Bromley
	Name:	Sean Bromley
	Title:	Director

Schedule 1 – Company Capitalization Spreadsheet

Security	Currently Issued Pre-3 for 1 Consolidation	Strike Price (if applicable)	Pro-Forma Post Consolidation and Special Warrant Financing	Strike Price

Common Stock	21,868,905	n/a	7,289,635	n/a

Warrants (existing)	10,724,349	$0.1875	3,574,783	$0.5625

Warrants (existing)	399,999	$0.375	133,333	$1.125

Warrants	49,500,000	$0.0833	16,500,000	$0.25

Performance Warrants	n/a	n/a	5,000,000	$0.05

Special Warrant Shares	n/a	n/a	4,300,000	n/a

Underlying Warrants	n/a	n/a	2,150,000	$2.50

Option Plan	n/a	n/a	891,667	$1.00

Replacement warrants and shares were deemed to be issued on August 31, 2021 and were issued on an uncertificated basis.

Desmond M Balakrishnan

Partner

d 604.691.7462

desmond.balakrishnan@mcmillan.ca

Schedule 2 – Legal Proceedings

There are no current legal proceedings; however, the landlord to the Company’s premises has made a vague threat as to the commencement of legal proceedings in connection with the lease if current rental arrears are not addressed.

Schedule 3 – Agreements

1.	Lease Agreement dated July 29, 2020 between Southern Commercial Properties, LLC and Urban Mining International Inc.

2.	Employment Agreement dated July 13, 2020 between Peter Dielwart and Urban Mining International Inc.

3.	Employment Agreement dated July 29, 2020 between Davin Gordon and Urban Mining International Inc.

4.	Employment Agreement dated July 23, 2020 between Daryl Campanella and Urban Mining International Inc.

5.	Employment Agreement dated September 15, 2020 between James Jackson and Urban Mining International Inc.

6.	General Services Agreement dated July 7, 2021 between Viktoriya Griffin and Urban Mining International Inc.

Schedule 4 – Legal Opinion from Counsel to the Company

●	Due incorporation, existence of Company or Purchaser under the applicable law of incorporation;

●	Corporate power to execute, deliver and perform obligations under Merger Agreement and no conflict;

●	Authorized capital and outstanding securities;

●	Due authorization of merger agreement and performance of obligations thereunder; Due execution and delivery of merger agreement; and

●	Issuance of Resulting Issuer Common Shares pursuant to the merger agreement are exempt from prospectus and registration requirements of applicable securities laws.

AMENDING AGREEMENT

THIS AMENDING AGREEMENT (the “Agreement”) is made as of the 26th day of August, 2021.

AMONG:

1285896 B.C. LTD., a corporation incorporated under the laws of British Columbia

(the “Purchaser”)

AND:

URBAN MINING MERGER SUB, INC., a corporation incorporated under the laws of Delaware

(“Subco”)

AND:

URBAN MINING INTERNATIONAL INC., a corporation incorporated under the laws of Delaware

(the “Company”)

WHEREAS the Purchaser, the Company and Subco are parties to a merger agreement dated August 18, 2021 (the “Merger Agreement”);

AND WHEREAS each of the Purchaser, Subco and the Company desire to amend the Merger Agreement as set forth in this Agreement;

NOW THEREFORE in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.	The definition of “Transaction” set forth in Section 1.1 of the Merger Agreement is hereby deleted in its entirety and all references to “Transaction” shall be replaced with “Acquisition”.

2.	Section 4.1(ee) is hereby amended to replace the two references to “Transaction” with “Going Public Transaction”.

3.	Section 9.1(d) of the Merger Agreement is hereby deleted in its entirety.

4.	Section 9.2(e) of the Merger Agreement is hereby deleted in its entirety.

5.	The following Section 8.2 shall be added to Article 8:

“8.2	Special Warrant Financing. The Special Warrant Financing shall have been completed within thirty (30) days following Closing and the gross proceeds to Purchaser raised in connection with the Special Warrant Financing shall not be less than $4,300,000.”

6.	The Merger Agreement and this Agreement shall together constitute and be read as one and the same written instrument. Except as otherwise amended by the foregoing, the provisions of the Merger Agreement shall be and continue in full force and effect and are hereby confirmed as of the date hereof.

7.	This Agreement shall enure to the benefit of and be binding upon the parties and their respective successors and permitted assigns.

8.	This Agreement may be executed in several counterparts (by original or facsimile or e-mail transmitted signature), each of which when so executed shall be deemed to be an original and all counterparts, if executed by each of the parties, shall constitute a valid and enforceable agreement among the parties.

9.	This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to the conflict of law principles therein.

[Remainder of this page left blank intentionally]

2

IN WITNESS WHEREOF the Parties have executed this Agreement as of the date first written above.

1285896 B.C. LTD.

per:	/s/ Sean Bromley
Authorized Signatory

URBAN MINING MERGER SUB, INC.

per:	/s/ Sean Bromley
Authorized Signatory

URBAN MINING INTERNATIONAL INC.

per:	/s/ Basil Botha
Authorized Signatory

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